DefinedHealth
a CELLO HEALTH business

Objectives

BioRestorative Therapies (BRTX) is developing BRTX-100, a next generation autologous cell therapy for the treatment of chronic lumbar disc disease (cLDD). BRTX engaged with Defined Health (DH) to review existing BRTX-100 clinical material, and to facilitate discussions with relevant KOLs (i.e., orthopedic surgeons specializing in back and spine surgery, with experience in stem cell therapy) to better understand the future therapeutic potential of BRTX-100. The findings of this study aim to provide an informed, independent review of the BRTX-100 program and are intended to help BRTX refine future strategic initiatives and support ongoing investor relation activities.

Methodology

DH reviewed data provided by BRTX and assembled a blinded data pack such that BRTX-100 was referred to as "Product X." KOL physicians were then recruited for 60-minute telephone interviews conducted by DH research team's trained consultants, all of whom have PhD, MD, or MS degrees, and/or relevant experience including a combination of commercial, scientific and clinical knowledge. DH successfully scheduled and interviewed four (4) KOLs, each of whom confirmed that they: (a) diagnose and treat disorders of the spine using minimally invasive, needle-based techniques, (b) are comfortable with imaging of the spine and in particular the lumbar disc, (c) are familiar with the diagnosis and treatments for degenerative disc disease, and (d) published and/or have been involved in clinical studies of cell therapy to treat lumbar degenerative disc disease. Broadly, KOLs were asked to discuss the current diagnosis and treatment paradigms for cLDD, comment on their current opinion of stem cell therapies for cLDD and to react to the blinded data pack highlighting key data related to BRTX-100.

Summary of KOL Discussions

- Diagnosis and Treatment of cLDD Radiographic analysis (e.g., MRI) is required for clinicians to make a definitive diagnosis of cLDD. Once a patient is confirmed to have cLDD, the first line therapy is often physical therapy and core strengthening. Second line therapy will introduce pharmacotherapy including oral/systemic anti-inflammatory treatment initially, and locally injected anti-inflammatories if patients do not adequately respond. KOLs note that there are regional/geographic variations in the standard of care for patients with cLDD and some centers will introduce radio frequency ablation (RFA), before proceeding with surgical options. For patients having failed non-operative interventions, a surgical procedure is typically advised. Failure of conservative, non-operative treatment is defined as continued complaints of pain, discomfort, lack of mobility, potentially with a follow-up MRI that remains suggestive of cLDD. Spinal fusion is the most common option, with disc replacement said to be used less frequently. Additionally, the decision to proceed from medical therapy to surgical intervention must be coupled with a patient's stated desire to undergo an invasive procedure in order to alleviate their discomfort. KOLs note that aside from cash-pay patients in select centers, there is minimal use of stem cell therapy presently in the US. Experts contend that stem cell therapies are used more frequently in European geographies, but attribute that to very different regulatory procedures outside of the US.

- On the Broad Therapeutic Potential of Stem Cell Therapies KOLs agreed that stem cell therapy have great potential across a variety of therapeutic areas, including cLDD. Specifically, experts state that while allogeneic stem cell products have the convenient benefit of being off-the-shelf and ready for administration, they run the risk of host rejection, stimulating a clinically significant immunogenic response and concomitant concerns of low therapeutic durability. Some KOLs further noted that allogeneic cells may confer additional risk of infection or disease, to which the recipient would not have had prior exposure. Autologous therapies are thought to hold a large advantage over allogeneic cells because they are likely to avoid the risks associated allogeneic cells and would be inherently more durable. However, autologous therapies do require an additional invasive procedure to harvest host cells and additional time in which the patient is in discomfort while waiting to be treated. Both approaches are said to be relatively nascent and as of yet unproven in both orthopedic and non-orthopedic settings, but KOLs stated a general preference for autologous products and view this approach as the future of cell-based therapies.

- Expert Opinion on cLDD Patient Eligibility for a Stem Cell Therapy KOLs agreed that cLDD patients with single disc degeneration classified as stage 1, 2, or 3 who have failed conservative non-operative management for 6-12 months would be the target candidates for an autologous stem cell therapy. Ideally, clinicians would like to see stem cell therapy as suitably safe, efficacious and durable such that it would eliminate the need for surgical intervention in most patients. However, stem cell therapy could also be used as to delay need for surgical intervention.

- Reaction to BRTX-100 Non-Clinical/Preclinical Data The rabbit annular puncture model is seen as a well-established model and the best available preclinical representation of degenerative disc disease. Preclinical data for BRTX-100 seems to indicate that cell culture conditions generally recapitulate the chondrogenic phenotype. The preclinical *in vivo* studies were seen as interesting, including the assessment of change in disc height (i.e., increase), and histological improvements, but KOLs caution that these observations are not assessments that are likely to directly translate to clinical studies because these evaluations not performed in humans. However, experts note that this preclinical data is important, lends support to the hypothesis that an autologous stem cell therapy can improve the degenerative disc disease condition, and supports a decision for further clinical investigation.

- Reaction to BRTX-100 Clinical Data KOLs were largely enthusiastic about the clinical signals generated to date, but universally cautioned that it is critical to separate subjects with true radicular pain stemming from an acute problem with the disc from those with broader, less well-defined axial pain. Based on the diagnostic and enrollment criteria presented, experts agreed that the cohort is indeed likely enriched with subjects who have truly discreet radicular pain, but were emphatic in stressing the importance of maintaining this distinction for future clinical investigations. The clinical trials conducted to date were not randomized placebo-controlled studies and experts note that the reversal of disease phenotype observed in treated patients could occur spontaneously in patients with axial back pain.

  Experts were intrigued with the results from the 2017 Centeno study of 33 patients where no SAEs were reported and 90% of patients self-reported an improvement in their condition at the 3-year

follow-up. One KOL noted: *"…this is an appropriate metric to look at* (i.e., a patient-reported improvement*) – what's really most important is: How does the patient feel and what's their quality of life assessment?"* Similarly, KOLs were optimistic that the observation of patients self-reporting an overall improvement in strength that may increase with the number of cells injected is suggestive of a meaningful clinical signal and again stressed that a patient-reported outcome (PRO) is the best assessment of therapeutic efficacy in cLDD.

This Centeno study also showed that 85% of patients demonstrated some degree of reduction in disc bulge size, as assessed by MRI pre- and post- treatment with the autologous stem cell therapy. Experts found this to be an *"interesting observation"*, but state they don't look to treat the disc, *per se*, rather they focus on improving the function and QOL of the patient.

- <u>KOL Reaction to Outcome Measures</u> The Oswestry Low Back Pain Disability Questionnaire (ODI) and Visual Analog Scale (VAS) are viewed by experts as the most appropriate efficacy measures for the evaluation of treatment efficacy in patients with cLDD. Specifically, it was noted that both ODI and VAS should be used in conjunction with one another, as one is an evaluation of function & disability, whereas the other is an assessment of the patient's pain. Radiographic validation (i.e., MRI) of the above outcome measures is thought to be a useful follow-up assessment for clinical investigation to further support therapeutic efficacy with an anatomic benefit. However, KOLs note that MRI is not likely to be used in real-world clinical assessment post-approval.

  The degree of durability observed in the retrospective analysis of 5 patients from Elabd 2016 study was seen by KOLs as encouraging and exactly the extent of high durability they expect and would like to see from an autologous stem cell therapy. KOLs expect a stem cell therapy to be highly durable. However they caution that it is difficult to attribute this effect directly to the autologous cell therapy as these were not placebo-controlled trials, but they did encourage and fully support further clinical development of BRTX-100 in larger RCTs with the aim of recapitulating these observations. Experts also noted that some patients will exhibit this degree of improvement from standard of care non-surgical approaches, but only to a very small degree in cLDD patients with radicular back pain.

- <u>Expert Reaction to the FDA Authorized Phase 2 Study</u> KOLs indicate the degree of effect they would need to see in order to be convinced of the efficacy of BRTX-100 compared with placebo is at least 30% increase in function assessed by ODI questionnaire, and at least 30% decrease in pain assessed by VAS. Experts further stated they want to see a duration of effect of at minimum 2 years (preferably longer). Minor injection site pain at the time of treatment would be an acceptable adverse event, but KOLs note that any immunogenic response would be unacceptable, as it would compromise therapeutic durability and add undue medical burden to the patient.

- <u>KOL Concluding Impression</u> Overall, KOLs reacted positively to the value proposition of BRTX-100 and were optimistic that the clinical data presented to date is likely to be mirrored in future clinical investigations. Given the opportunity, KOLs indicated that they would likely participate in a clinical trial should it be offered at their center and that they'd recommend the study to appropriately eligible patients. If BRTX-100 were to be granted FDA approval, KOLs anticipate that it would be integrated into the standard of care for eligible cLDD patients.